Exhibit 99.1

MEDCLEAN TECHNOLOGIES ANNOUNCES POSITIVE CASH FLOW FROM OPERATIONS FOR THIRD QUARTER

   Third Quarter Revenue Increases 108% Year-Over-Year

BETHEL, CT, November 10, 2009 /PRNewswire -- MedClean Technologies, Inc. (OTC BB: MCLN) today announced financial results for the Company’s third quarter, the period ended September 30, 2009.

Financial Results

For the third quarter, the Company reported revenue of $1.6 million, an increase of 108% compared to $749,000 for the third quarter last year. Gross profit for the quarter was $914,000, or 59% profit margin, compared to gross profit of $267,000, or 36% profit margin, in the third quarter last year. Total operating expenses for the quarter were $572,000, down 58% compared to $1.4 million, in the third quarter last year. The Company reported $343,000 in operating income, compared to a loss from operations of $1.1 million last year. Net income for the quarter was $340,000, or $0.00 in income per share (based on 561,542,968 shares outstanding), compared to a net loss of $1.3 million, or $0.00 in loss per share (based on 336,645,470 shares outstanding), for the third quarter last year.

The Company generated $364,000 in EBITDA compared to negative EBITDA of $1.0 million in the third quarter last year.

Scott Grisanti, the Company’s President and Chief Executive Officer, commented, “MedClean is making progress in its effort to increase awareness and further penetration of its flagship MedClean® Series On-Demand system for cost-effective and environmentally conscious onsite treatment and disposal of regulated medical waste and HIPAA-compliant destruction of confidential documents. This progress is evident by the year-over-year and sequential growth in our revenue. In addition, our efforts to reduce expenses have enabled the Company to generate cash in the quarter. I wish to thank the entire MedClean team for its loyalty and dedication. While we are encouraged with the progress we have made, it is clear the Company requires additional capital to accelerate its growth and extend the MedClean product family to serve small quantity medical waste generators. Management and the board continue to explore strategic opportunities to expand the company’s footprint while pursuing additional capital to further advance its business model.”

For the first nine months of 2009, the Company generated revenue of $2.3 million, an increase of 19% compared to the $2.0 million for the first nine months of 2008 and $2.1 million for all of 2008. Gross profit year-to-date was $1.2 million, or 51% profit margin, compared to gross profit of $663,000, or 34% profit margin for the first nine months last year. Total operating expenses year-to-date were $4.5 million, up 41% compared to $3.2 million in the first nine months of last year. The Company reported a $3.3 million operating loss, compared to a loss from operations of $2.5 million last year. Net loss for the first nine months of 2009 was $4.2 million, or $0.01 loss per share (based on 561,542,968 million  shares outstanding), compared to a net loss of $4.4 million, or $0.03 loss per share (based on 127,553,445 shares outstanding), for the first nine months last year.

The Company provides equity based payments to officers, employees and consultants as compensation.  The net loss of $4.2 million was impacted by non-cash equity based compensation recorded as a charge against operations of $3.3 million.  Without the charge, our loss for the nine months ended September 30, 2009 would have been $899,000 compared to a $2.7 million loss for the same period last year after comparative adjustments.  This represents an overall operating improvement of $1.8 million or 66%.

Management Restructuring

Subsequent to the quarter, and effective November 10, 2009, the Company announced a restructuring of its senior management team. David J. Laky will be promoted to President and Chief Executive Officer.  Previously, Mr. Laky was the Company’s Senior Vice President of Client Services and Technology. Mr. Laky joined MedClean from eResearchTechnology, Inc. where he was General Manager and Vice President of eClinical Group.

Simultaneously, Scott Grisanti will transition from President and CEO to Chairman of the Board of Directors. Joseph Esposito, MedClean’s current Chairman, will remain on the board as a director and continue to serve as a consultant to the Company.

Mr. Grisanti continued, “We believe this planned succession will best enable MedClean to achieve its near-term and long-term goals. Dave has demonstrated the leadership qualities and the industry expertise necessary to drive MedClean’s growth. His broad based experience managing technology and services functions with full profit and loss responsibility in larger organizations will prove invaluable as we focus on accelerating sales, generating profits, and increasing cash flow. ”

About MedClean Technologies, Inc.

MedClean Technologies, Inc. is a provider of innovative technology and services for the onsite treatment and disposal of regulated medical waste. MedClean's flagship MedClean® Series systems are fully integrated, turnkey technology solutions that enable hospitals and other healthcare providers to safely, efficiently and cost-effectively convert bio-hazardous regulated medical waste into sterile, unrecognizable material suitable for disposal as municipal solid waste. MedClean was founded in 1997 with corporate headquarters, research and development and distribution facilities located in Bethel, Connecticut. Further information on MedClean can be found at http://www.medcleantechnologies.com and in filings with the Securities and Exchange Commission found at http://www.sec.gov.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

    Contact:

    Cameron Donahue
    Hayden IR
    (651) 653-1854